Exhibit 99.1
For Immediate Release
Contact:
Debi Ethridge
Vice President, Finance & Investor Relations
dethridge@lodgian.com
(404) 365-2719
Lodgian Reports 2008 First Quarter Results
     ATLANTA, Ga., May 5, 2008—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today reported results for the first quarter ended March 31, 2008. The company will host a 10 a.m. ET conference call today to discuss results.
     The “35 Continuing Operations hotels” comprise all Lodgian properties except its held for sale portfolio (eleven hotels at March 31, 2008).
First Quarter 2008 Highlights for 35 Continuing Operations hotels
•	Achieved a 1.9 percent improvement in revenue per available room (RevPAR) in the first quarter of 2008 compared to 2007 first quarter, despite the displacement caused by ongoing renovations at five hotels in the quarter.

•	Increased total revenue 2.2 percent, from $54.8 million in the 2007 first quarter to $56.0 million in the first quarter of 2008.

•	Increased Adjusted EBITDA (defined below) from $8.2 million to $8.8 million, a 6.8 percent improvement.

•	Improved Adjusted EBITDA margin from 15.0 percent in 2007 first quarter to 15.6 percent in 2008 first quarter.

•	Continued the renovation of the Wyndham DFW and the Four Points by Sheraton Philadelphia, and began the renovation of the Marriott Denver Airport.
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Statistics for 35 Continuing Operations hotels

	1Q	1Q
	2008*	2007*	% Change
Rooms revenue	$42,789	$41,540	3.0%
RevPAR	$73.30	$71.96	1.9%
Total revenue	$56,006	$54,790	2.2%
Loss from continuing operations	$(5,437)	$(484)	n/m
EBITDA	$6,612	$9,912	(33.3)%
Adjusted EBITDA (defined below)	$8,753	$8,198	6.8%

Consolidated Financial Results

Loss from continuing operations	$(5,437)	$(484)	n/m
Income/(loss) from discontinued operations	$(2,081)	$327	n/m
Net income/(loss) attributable to common stock	$(7,518)	$(157)	(46.9)%
Net income/(loss) per share attributable to common stock	$(0.33)	$(0.01)	n/m

*	Dollars in thousands except for RevPAR and per share data
In this press release, Lodgian uses the term “Adjusted EBITDA” to mean earnings before interest, taxes, depreciation and amortization (“EBITDA”), but excluding the effects of the following charges: impairment losses; casualty (gains)/losses, net, for properties damaged by hurricane, fire or flood; gain/loss on extinguishment of debt; and proceeds arising from business interruption insurance claims.
Corporate Highlights:
•	Completed in April 2008 a $30 million stock re-purchase plan, which reduced outstanding shares by 10 percent.

•	Authorized further stock re-purchases of up to $10 million before April 15, 2009.

•	Progressed listing and sales process related to the disposition of an additional nine hotels.
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First Quarter 2008 Results
     First quarter 2008 total revenue for 35 continuing operations hotels improved 2.2 percent to $56.0 million, compared to the 2007 same period. During the quarter, the displacement of total revenue related to renovations at five properties was $0.8 million. Loss from continuing operations was $(5.4) million, compared to a loss of $(0.5) million in the 2007 first quarter. The loss was primarily the result of $2.1 million of impairment charges in the 2008 first quarter related largely to the write-off of assets that were replaced during renovation but had remaining book value and a $0.7 million increase in depreciation expense. The variance from the prior year was also attributed to a $1.9 million casualty gain recognized in the 2007 first quarter.
     Net loss attributable to common shares was $(7.5) million, or a loss of $(0.33) per diluted share, compared to a net loss of $(0.2) million, or $(0.01) per diluted share in the 2007 first quarter.
     EBITDA from 35 continuing operations hotels declined $3.3 million to $6.6 million compared to the prior year, primarily due to the impairment and casualty gain previously mentioned. Adjusted EBITDA for the same group of properties increased 6.8 percent, from $8.2 million in the first quarter of 2007, to $8.8 million in the 2008 first quarter.
Management Comments
     “Our continuing operations hotels had a strong first quarter with RevPAR up 1.9 percent compared to the first quarter of last year,” said Peter Cyrus, Lodgian interim president and chief executive officer. “During the quarter, five hotels were under renovation and one remained closed. Excluding the results of those six properties, RevPAR for the 29 continuing operations
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hotels which were open and not being renovated increased 4.4 percent, compared to the first quarter 2008 industry average of 1.9 percent, according to Smith Travel Research. We also achieved RevPAR index growth of 3.7 percent for this same group of 29 hotels during a seasonally slow quarter.”
     Adjusted EBITDA margins for the 35 continuing operations hotels improved 60 basis points to 15.6 percent during the first quarter of 2008 compared to 2007, primarily driven by the company’s sales initiatives and reduction in property insurance costs.
Asset Disposition Program
     During the first quarter of this year, the company commenced a program to further reposition its portfolio, resulting in nine additional properties being identified for sale. One additional hotel is currently held for sale. In April 2008, the 158-room Holiday Inn in Frederick, Md. was sold for a sale price of $5 million. Net proceeds of $4.7 million will be used for general corporate purposes. A list of the properties held for sale as of May 1, 2008 is included in the supplemental information attached to this release.
     The company anticipates receiving aggregate gross proceeds for the 10 remaining hotels of approximately $89 million to $96 million, with net proceeds after debt reduction and closing costs of $34 million to $41 million.
Balance Sheet Update
     As of March 31, 2008, 38 hotels were encumbered as collateral for various mortgage debt facilities totaling approximately $358 million. A summary of mortgage debt facilities is included in the supplemental information attached to this release. There are no debt maturities requiring
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refinancing until July 2009. “The combination of a very low weighted average cost of debt, at 5.63 percent at March 31, 2008, and approximately $38 million in cash and restricted cash, reflects the strength of our balance sheet,” said James MacLennan, executive vice president and chief financial officer.
     The company spent approximately $14 million during the quarter on capital expenditures. Projects included five hotel renovations and the installation of state-of-the-art high speed Internet systems at 30 properties.
     During the first quarter of 2008, Lodgian acquired approximately 1.4 million shares of common stock at an average price of $9.61 per share, for a total of approximately $13 million, as part of its previously announced plan to repurchase its common shares. Since initiating its stock repurchase program in May 2006, the company has acquired a total of 3,076,531 shares, or approximately 12 percent of its common stock, for a total cost of approximately $33.3 million as of March 31, 2008.
     As announced in April 2008, the Board of Directors has authorized the repurchase of an additional $10 million of its common stock over a period ending no later than April 15, 2009.
Conference Call
     Lodgian will hold a conference call to discuss its 2008 first quarter results today, May 5, at 10 a.m. Eastern time. To hear the webcast, interested parties may visit the company’s Web site at www.lodgian.com and click on Investor Relations and then Webcast, Q1 Earnings Conference Call. A recording of the call will be available by telephone until midnight on
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Monday, May 12 by dialing (800) 218-0204, reference number 11112074. A replay of the conference call will be posted on Lodgian’s Web site.
Non-GAAP Financial Measures
     The historical non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.
EBITDA and Adjusted EBITDA
     EBITDA and Adjusted EBITDA are non-GAAP measures and should not be used as a substitute for measures such as net income (loss), cash flows from operating activities, or other measures computed in accordance with GAAP. The company uses EBITDA and Adjusted EBITDA to measure its performance and to assist in the assessment of hotel property values. EBITDA is also a widely used industry measure which Lodgian believes provides pertinent information to investors and is an additional indicator of the company’s operating performance.
     The company defines Adjusted EBITDA as EBITDA excluding the effects of certain charges such as impairment losses; gain/loss on extinguishment of debt; casualty losses or gains related to properties damaged by hurricane, fire or flood; and proceeds arising from business interruption insurance claims.
About Lodgian
     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 45 hotels with 8,274 rooms located in 24 states and Canada. Of the company’s 45-hotel portfolio, 24 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express),
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12 are Marriott brands (Marriott, Courtyard by Marriott, Springhill Suites by Marriott and Residence Inn by Marriott), three are Hilton brands, and four are affiliated with three other nationally recognized franchisors. Two hotels are independent, unbranded properties. One hotel is owned by a partnership, in which Lodgian has a 51 percent equity interest, and is the operating partner. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.
Forward-Looking Statements
     This press release includes forward-looking statements, within the meaning of the Private Litigation Securities Reform Act of 1995, related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “guidance,” “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements.
     Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations, the timing and amount of receipt of insurance proceeds, the marketability of the company’s assets held for sale, the company’s ability to refinance its debt obligations in the ordinary course of business, the company’s ability to successfully pursue alternative uses for certain of its properties, the realization of expected improvements in results of operations, the absence of industry-wide disruptions, and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(Unaudited in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$29,844	$54,389
Cash, restricted	8,590	8,363
Accounts receivable (net of allowances: 2008 — $333; 2007 — $323)	10,465	8,794
Insurance receivable	2,387	2,254
Inventories	2,673	3,097
Prepaid expenses and other current assets	16,531	18,186
Assets held for sale	80,246	8,009

Total current assets	150,736	103,092

Property and equipment, net	435,524	499,986
Deposits for capital expenditures	15,889	16,565
Other assets	4,128	5,087

	$606,277	$624,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,022	$9,692
Other accrued liabilities	27,330	28,336
Advance deposits	2,091	1,683
Insurance advances	2,650	2,650
Current portion of long-term liabilities	4,159	5,092
Liabilities related to assets held for sale	50,236	961

Total current liabilities	95,488	48,414

Long-term liabilities	311,578	355,728

Total liabilities	407,066	404,142
Commitments and contingencies (Note 8)
Stockholders’ equity:
Common stock, $.01 par value, 60,000,000 shares authorized; 25,062,835 and 25,008,621 issued at March 31, 2008 and December 31, 2007, respectively	251	250
Additional paid-in capital	330,051	329,694
Accumulated deficit	(100,780)	(93,262)
Accumulated other comprehensive income	3,433	4,115
Treasury stock, at cost, 3,119,056 and 1,709,878 shares at March 31, 2008 and December 31, 2007, respectively	(33,744)	(20,209)

Total stockholders’ equity	199,211	220,588

	$606,277	$624,730

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2008	2007
	(Unaudited in thousands,
	except per share data)
Revenues:
Rooms	$42,789	$41,540
Food and beverage	11,265	11,650
Other	1,952	1,600

Total revenues	56,006	54,790

Direct operating expenses:
Rooms	10,860	10,263
Food and beverage	8,254	8,259
Other	1,324	1,212

Total direct operating expenses	20,438	19,734

	35,568	35,056

Other operating expenses:
Other hotel operating costs	17,226	16,131
Property and other taxes, insurance, and leases	4,218	4,698
Corporate and other	5,371	5,664
Casualty gains, net	—	(1,867)
Depreciation and amortization	7,481	6,831
Impairment of long-lived assets	2,141	153

Total other operating expenses	36,437	31,610

Operating (loss) income	(869)	3,446

Other income (expenses):
Interest income and other	390	912
Interest expense	(4,958)	(5,154)

Loss before income taxes and minority interests	(5,437)	(796)
Minority interests (net of taxes, nil)	—	(365)
(Provision) benefit for income taxes — continuing operations	—	677

Loss from continuing operations	(5,437)	(484)

Discontinued operations:
(Loss) income from discontinued operations before income taxes	(1,846)	2,172
Provision for income taxes — discontinued operations	(235)	(1,845)

(Loss) income from discontinued operations	(2,081)	327

Net loss attributable to common stock	$(7,518)	$(157)

Basic and diluted net loss per share attributable to common stock	$(0.33)	$(0.01)

LODGIAN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS BY QUARTER
(UNAUDITED)

	2008	2007				2006
	First	Fourth	Third	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	(Unaudited in thousands)
Revenues:
Rooms	$42,789	$39,468	$45,549	$47,809	$41,540	$38,202	$42,219	$45,441
Food and beverage	11,265	13,319	12,033	14,231	11,650	12,726	10,792	13,007
Other	1,952	1,694	1,994	2,038	1,600	1,700	1,736	1,807

	56,006	54,481	59,576	64,078	54,790	52,628	54,747	60,255

Direct operating expenses:
Rooms	10,860	10,129	11,605	11,363	10,263	10,117	10,907	11,025
Food and beverage	8,254	8,380	8,878	9,245	8,259	8,537	8,116	8,655
Other	1,324	1,210	1,436	1,406	1,212	1,234	1,320	1,451

	20,438	19,719	21,919	22,014	19,734	19,888	20,343	21,131

	35,568	34,762	37,657	42,064	35,056	32,740	34,404	39,124

Other operating expenses:
Other hotel operating costs	17,226	15,624	17,171	16,906	16,131	14,809	15,564	15,452
Property and other taxes, insurance and leases	4,218	4,210	3,967	4,291	4,698	4,950	4,902	3,961
Corporate and other	5,371	4,250	5,577	5,905	5,664	4,942	5,587	5,259
Casualty (gain) losses, net	—	—	—	—	(1,867)	—	(3,085)	34
Restructuring	—	(26)	1,258	—	—	—	—	—
Depreciation and amortization	7,481	7,329	7,077	6,955	6,831	6,780	6,939	6,762
Impairment of long-lived assets	2,141	470	395	141	153	147	281	13

Other operating expenses	36,437	31,857	35,445	34,198	31,610	31,628	30,188	31,481

Operating (loss) income	(869)	2,905	2,212	7,866	3,446	1,112	4,216	7,643

Other income (expenses):
Business interruption insurance proceeds	—	—	299	272	—	530	2,706	695
Interest income and other	390	913	1,312	807	912	652	770	835
Other interest expense	(4,958)	(5,567)	(5,730)	(5,816)	(5,154)	(5,225)	(5,403)	(5,153)
Loss on debt extinguishment	—	—	—	(3,329)	—	—	—	—

(Loss) income before income taxes and minority interests	(5,437)	(1,749)	(1,907)	(200)	(796)	(2,931)	2,289	4,020
Minority interests (net of taxes, nil)	—	—	—	(56)	(365)	335	100	(136)

(Loss) income before income taxes — continuing operations	(5,437)	(1,749)	(1,907)	(256)	(1,161)	(2,596)	2,389	3,884
(Provision) benefit for income taxes — continuing operations	—	(2,114)	907	392	677	(2,121)	(1,315)	(2,004)

(Loss) income from continuing operations	(5,437)	(3,863)	(1,000)	136	(484)	(4,717)	1,074	1,880

Discontinued operations:
(Loss) income from discontinued operations before income taxes	(1,846)	(5,916)	1,566	(222)	2,172	(13,472)	(1,982)	2,776
Benefit (provision) for income taxes	(235)	1,706	(519)	(177)	(1,845)	(2,524)	1,070	(655)

Income (loss) from discontinued operations	(2,081)	(4,210)	1,047	(399)	327	(15,996)	(912)	2,121

Net (loss) income attributable to common stock	$(7,518)	$(8,073)	$47	$(263)	$(157)	$(20,713)	$162	$4,001

LODGIAN, INC. AND SUBSIDIARIES
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP measures)
with Income/(Loss) from Continuing Operations (a GAAP measure)
(UNAUDITED)

	Three Months Ended March 31,
	2008	2007
	($ in thousands)
Continuing operations:
(Loss) income from continuing operations	$(5,437)	$(484)
Depreciation and amortization	7,481	6,831
Interest income	(390)	(912)
Interest expense	4,958	5,154
Provision (benefit) for income taxes	—	(677)

EBITDA from continuing operations	$6,612	$9,912

Adjustments to EBITDA:
Impairment of long-lived assets	$2,141	$153
Casualty (gains) losses, net	—	(1,867)

Adjusted EBITDA from continuing operations	$8,753	$8,198

Lodgian, Inc.
Summary of Mortgage Debt as of March 31, 2008
(in $ thousands)

	Number	Debt	Maturity
	of Hotels	Balance	Date	Interest rate
Mortgage Debt
IXIS	3	$21,201	Mar-09 [1]	LIBOR plus 2.95%, capped at 8.45%
IXIS	1	18,706	Dec-08 [1]	LIBOR plus 2.90%, capped at 8.40%
Goldman Sachs	10	130,000	May-09 [2]	LIBOR plus 1.50%; capped at 8.50%
Merrill Lynch Mortgage Lending, Inc. — Fixed #1	5	45,749	Jul-09	6.58%
Merrill Lynch Mortgage Lending, Inc. — Fixed #3	8	61,393	Jul-09	6.58%
Merrill Lynch Mortgage Lending, Inc. — Fixed #4	7	46,029	Jul-09	6.58%
Wachovia- Pinehurst	1	3,037	Jun-10	5.78%
Wachovia- Phoenix West	1	9,620	Jan-11	6.03%
Wachovia- Palm Desert	1	5,852	Feb-11	6.04%
Wachovia- Worcester	1	16,745	Feb-11	6.04%

Total Mortgage Debt	38	$358,332		5.63% [3]

[1]-	Two one-year extension options are available beyond the maturity date

[2]-	Three one-year extension options are available beyond the maturity date

[3]-	Annual effective weighted average cost of debt at March 31, 2008.

Lodgian, Inc.
2008 Supplemental Operating Information

Hotel	Room		Three Months Ended March 31,
Count	Count		2008	2007	Increase (Decrease)
34	6,415	All Continuing Operations less one hotel closed in 2006 due to fire
		Occupancy	67.0%	65.3%		2.6%
		ADR	$109.33	$110.21	($0.88)	(0.8)%
		RevPAR	$73.30	$71.96	$1.34	1.9%
		RevPAR Index	97.9%	95.7%		2.3%

29	5,149	Continuing Operations less one hotel closed in 2006 due to fire and hotels under renovation in the first quarter 2007 and 2008
		Occupancy	68.4%	65.3%		4.7%
		ADR	$108.00	$108.51	($0.51)	(0.5)%
		RevPAR	$73.91	$70.81	$3.10	4.4%
		RevPAR Index	99.1%	95.6%		3.7%

12	1,397	Marriott Hotels
		Occupancy	66.2%	65.9%		0.5%
		ADR	$114.57	$114.66	($0.09)	(0.1)%
		RevPAR	$75.81	$75.60	$0.21	0.3%
		RevPAR Index	110.2%	113.5%		(2.9)%

2	396	Hilton Hotels
		Occupancy	58.9%	56.5%		4.2%
		ADR	$110.00	$111.55	($1.55)	(1.4)%
		RevPAR	$64.82	$63.08	$1.74	2.8%
		RevPAR Index	94.8%	89.8%		5.6%

16	3,747	IHG Hotels less one hotel closed in 2006 due to fire
		Occupancy	68.2%	66.6%		2.4%
		ADR	$108.94	$108.70	$0.24	0.2%
		RevPAR	$74.30	$72.40	$1.90	2.6%
		RevPAR Index	98.8%	94.5%		4.6%

4	875	Other Brands (1)
		Occupancy	67.1%	62.6%		7.2%
		ADR	$102.52	$109.03	($6.51)	(6.0)%
		RevPAR	$68.84	$68.30	$0.54	0.8%
		RevPAR Index	78.5%	78.3%		0.3%

Lodgian, Inc.
Continuing Operations Hotel Portfolio as of May 1, 2008

Location	Brand	Rooms
Bentonville, AR	Courtyard by Marriott	90
Little Rock, AR	Residence Inn by Marriott	96
Phoenix, AZ	Crowne Plaza	299
Phoenix, AZ	Radisson	159
Palm Desert, CA	Holiday Inn Express	129
Denver, CO	Marriott	238
Melbourne, FL	Crowne Plaza	270
West Palm Beach, FL	Crowne Plaza	219
Atlanta, GA	Courtyard by Marriott	181
Marietta, GA	Holiday Inn	193[1]
Ft. Wayne, IN	Hilton	244
Florence, KY	Courtyard by Marriott	78
Paducah, KY	Courtyard by Marriott	100
Kenner, LA	Radisson	244
Lafayette, LA	Courtyard by Marriott	90
Dedham, MA	Residence Inn by Marriott	81
Baltimore (BWI Airport), MD	Holiday Inn	260
Baltimore (Inner Harbor), MD	Holiday Inn	375
Columbia, MD	Hilton	152
Silver Spring, MD	Crowne Plaza	231
Pinehurst, NC	Springhill Suites by Marriott	107
Merrimack, NH	Fairfield Inn by Marriott	115
Santa Fe, NM	Holiday Inn	130
Albany, NY	Crowne Plaza	384
Strongsville, OH	Holiday Inn Select	303
Tulsa, OK	Courtyard by Marriott	122
Monroeville, PA	Holiday Inn	187
Philadelphia, PA	Four Points by Sheraton	190
Pittsburgh — Washington, PA	Holiday Inn	138
Pittsburgh, PA	Crowne Plaza	193
Hilton Head, SC	Holiday Inn	202
Myrtle Beach, SC	Holiday Inn	133
Abilene, TX	Courtyard by Marriott	99
Dallas (DFW Airport), TX	Wyndham	282
Houston, TX	Crowne Plaza	294

		6,608

[1] Hotel remains closed after fire suffered in January 2006

Lodgian, Inc.
Assets Held for Sale

Location	Brand	Rooms
Held for sale as of December 31, 2007
St. Paul/Arden Hills, MN	former Holiday Inn	156

Added to held for sale during 2008 first quarter:
Phoenix, AZ	Holiday Inn	144
Frisco, CO	Holiday Inn	217
East Hartford, CT	Holiday Inn	130
Worcester, MA	Crowne Plaza	243
Glen Burnie, MD	Holiday Inn	127
Towson, MD	Holiday Inn	139
Troy, MI	Hilton	191
Memphis, TN	Independent	105
Windsor, Ontario, Canada	Holiday Inn Select	214